EXHIBIT 4.1
TELENET ADDITIONAL FACILITY T ACCESSION AGREEMENT
TERM LOAN T FACILITY

To:	The Bank of Nova Scotia as Facility Agent and KBC Bank NV as Security Agent

From:	The Telenet Additional Facility T Lenders (as defined below)
Date:         17 February 2012
TELENET NV - €2,300,000,000 Credit Agreement
dated 1 August 2007, as amended from time to time (the Credit Agreement)

1.	In this Agreement:
Majority Term Loan T Facility Lenders means Telenet Additional Facility T Lenders, the aggregate of whose Term Loan T Facility Commitments exceeds two thirds of the aggregate of the Term Loan T Facility Commitments of all Telenet Additional Facility T Lenders.
Telenet Additional Facility T Lenders means each of the lenders under the Term Loan T Facility (as listed in Schedule 1 of the counterpart of this Agreement).
Term Loan T Facility means the €175,000,000 term loan facility made available by the Telenet Additional Facility T Lenders under this Agreement.
Term Loan T Facility Commitment means, in relation to a Telenet Additional Facility T Lender, the amount in euros set opposite its name under the heading "Term Loan T Facility Commitment" in Schedule 1 to the counterpart of this Agreement executed by that Telenet Additional Facility T Lender, to the extent not cancelled, transferred, or reduced under the Credit Agreement.

2.
Unless otherwise defined in this Agreement, terms defined in the Credit Agreement shall have the same meaning in this Agreement and a reference to a Clause is a reference to a Clause of the Credit Agreement. The principles of construction set out in Clause 1.2 (Construction) of the Credit Agreement apply to this Agreement as though they were set out in full in this Agreement.

3.	We refer to Clause 2.7 (Telenet Additional Facility) of the Credit Agreement.

4.
This Agreement will take effect on the date on which the Facility Agent notifies the Borrower and the Telenet Additional Facility T Lenders that it has received the documents and evidence set out in Schedule 2 to this Agreement, in each case in form and substance satisfactory to it or, as the case may be, the requirement to provide any of such documents or evidence has been waived by the Majority Term Loan T Facility Lenders (the Effective Date).

5.	We, the Telenet Additional Facility T Lenders, agree:

(a)	to become party to and to be bound by the terms of the Credit Agreement as Lenders in accordance with Clause 2.7 (Telenet Additional Facility) of the Credit Agreement; and

(b)
to become party to the Intercreditor Agreement as Lenders and to observe, perform and be bound by the terms and provisions of the Intercreditor Agreement in the capacity as Lenders in accordance with Clause 20.3 (Transfers by Finance Parties) of the Intercreditor Agreement.

6.
The Telenet Additional Facility Commitment in relation to a Telenet Additional Facility T Lender (for the purpose of the definition of Telenet Additional Facility Commitment in Clause 1.1 (Definitions) of the Credit Agreement) is its Term Loan T Facility Commitment.

7.	Any interest due in relation to the Term Loan T Facility will be payable on the last day of each Term in accordance with Clause 8 (Interest) of the Credit Agreement.

8.	The Availability Period for the Term Loan T Facility shall be, provided that the Effective Date has occurred, 29 February 2012 only.

9.	The Term Loan T Facility may be drawn by one Loan and no more than one Request may be made in respect of the Term Loan T Facility under the Credit Agreement.

10.
The first Term to apply to the Term Loan T Facility will be a period equal to the period running from 29 February 2012 up to and including a date to be confirmed between the Borrower, as defined under paragraph 16 below, and the Telenet Additional Facility T Lenders.

11.	The Term Loan T Facility will be used for general corporate purposes.

12.	The Final Maturity Date in respect of this Term Loan T Facility will be 31 December 2018.

13.	The outstanding Term Loan T Facility will be repaid in full on the Final Maturity Date.

14.	The Margin in relation to the Term Loan T Facility is 3.50 per cent. per annum.

15.
At any time prior to second anniversary of the date of this Agreement, upon the occurrence of a voluntary prepayment of any or all of the Term Loan T Facility by the Borrower under the Term Loan T Facility under Clause 7.6 (Voluntary prepayment) of the Credit Agreement, the Borrower under the Term Loan T Facility agrees to pay to the Facility Agent (for the account of the Telenet Additional Facility T Lender) an amount equal to the Additional Amount (as defined below) (calculated as of a date no more than three Business Days prior to the date of the relevant prepayment notice), plus accrued and unpaid interest on the amount of the Term Loan T Facility prepaid to the due date of prepayment. Such payment shall be due and payable by the Borrower under the Term Loan T Facility to the Facility Agent (for the account of the Telenet Additional Facility T Lenders) on the actual date of such prepayment.

For the purposes of this Clause 15:
Additional Amount means, with respect to the Term Loan T Facility on any prepayment date applicable to the voluntary prepayment of any or all of the Term Loan T Facility, the excess of:

(i)
the present value at such prepayment date of (i) an amount equal to 1 per cent. of the aggregate principal amount of the Term Loan T Facility prepaid, plus accrued and unpaid interest to the due date of prepayment, plus (ii) the principal amount of the Term Loan T Facility being prepaid plus (iii) all required interest payments due on the principal amount of the Term Loan T Facility being prepaid up to and including the second anniversary of the date of this Agreement, (excluding accrued but unpaid interest to the prepayment date and assuming such interest payments are calculated at the rate of interest on the Term Loan T Facility in effect on such prepayment date), computed using a discount rate equal to the Bund Rate as of such prepayment date plus 50 basis points; over

(ii)	the principal amount of the Term Loan T Facility being prepaid.
Bund Rate means, with respect to any relevant date, the rate per annum equal to the equivalent yield to maturity as of such date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such relevant date, where:
(i)     “Comparable German Bund Issue” means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such prepayment date to the second anniversary of the date of this Agreement, and that would be utilized at the time of selection and in accordance with customary financial practice, in pricing new issues of euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Term Loan T Facility and of a maturity most nearly equal to the second anniversary date of this Agreement, provided, however, that, if the period from such prepayment date to the second anniversary date of this Agreement is not equal to the fixed maturity of the German Bundesanleihe security selected by such Reference German Bund Dealer, the Bund Rate shall be determined by linear interpolation (calculated to the nearest one-twelfth of a year) from the yields of German Bundesanleihe securities for which such yields are given, except that if the period from such prepayment date to the second anniversary of the date of this Agreement is less than one year, a fixed maturity of one year shall be used;
(ii)     “Comparable German Bund Price” means, with respect to any relevant date, the average of all Reference German Bund Dealer Quotations for such date (which, in any event, must include at least two such quotations), after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Telenet Additional Facility T Lenders obtain fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;
(iii)     “Reference German Bund Dealer” means any dealer of German Bundesanleihe securities appointed by the Telenet Additional Facility T Lenders; and
(iv)     “Reference German Bund Dealer Quotations” means, with respect to each Reference German Bund Dealer and any relevant date, the average as determined by the Telenet Additional Facility T Lenders of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Telenet Additional Facility T Lenders by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany, time on the third business day in Frankfurt preceding the relevant date.

16.
The Borrower in relation to the Term Loan T Facility is Telenet International Finance S. à r. l., a private limited liability company (société à responsabilité limitée) with registered office at 2, rue Peternelchen L-2370 Howald, Grand Duchy of Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B.155.066.

17.

(a)
Provided that any upsizing of the Term Loan T Facility permitted under this paragraph will not breach any term of the Credit Agreement, the Term Loan T Facility may be upsized by any amount, by the signing of one or more further Accession Agreements in respect of the Term Loan T Facility (an Additional Facility T Accession Agreement), that specifies (along with the other terms specified therein) Telenet International Finance S. à r. l. as the sole Borrower, that the Commitments under that Additional Facility T Accession Agreement are denominated in euros, to be drawn in euros and with the same Final Maturity Date and Margin as specified in this Telenet Additional Facility T Accession Agreement.

(c)
For the purposes of this paragraph 17 (unless otherwise specified), references to each Telenet Additional Facility T Lender and Term Loan T Facility Loans shall include Lenders and Loans made under any such further Additional Facility T Accession Agreement.

(d)
Where any Loan under the Term Loan T Facility has not already been consolidated with any other Loan under the Term Loan T Facility, on the last day of any Term for that unconsolidated Loan, that Loan will be consolidated with any other Loan under the Term Loan T Facility which has a Term ending on the same day as that unconsolidated Loan, and all such Loans under the Term Loan T Facility will then be treated as one Loan under the Term Loan T Facility.

18.
The Borrower confirms, on behalf of itself and each other Obligor, that the representations and warranties set out in Clause 16 (Representations and Warranties) of the Credit Agreement (except for Clauses 16.7 (Authorisations), 16.9 (No material adverse change), 16.10 (Litigation and insolvency proceedings), 16.11 (Business Plan), 16.12 (No misleading information), 16.13 (Tax Liabilities), 16.14 (Security Interests), 16.17 (Ownership of assets), and 16.19 (ERISA)) are true and correct as if made at the Effective Date with reference to the facts and circumstances then existing, and as if each reference to the Finance Documents includes a reference to this Agreement.

19.
Each of the Guarantors confirm that its obligations under Clause 15 (Guarantee and Indemnity) of the Credit Agreement and each of the Existing Security Providers confirms that the Security Interests created pursuant to the Security Documents and its obligations under the Finance Documents, shall continue unaffected and that such obligations extend to the Total Commitments as increased by the addition of the Term Loan T Facility and that such obligations shall be owed to each Finance Party including the Telenet Additional Facility T Lenders.

20.	Each Telenet Additional Facility T Lender confirms to each Finance Party that:

(a)
it has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Credit Agreement and has not relied on any information provided to it by a Finance Party in connection with any Finance Document; and

(b)
it will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Credit Agreement or any Telenet Additional Facility Commitment is in force.

21.
Each Telenet Additional Facility T Lender and the Facility Agent agrees to waive the notice period in respect of drawdown requests under Clause 5.1 (Giving of Request) of the Credit Agreement in respect of this Term Loan T Facility.

22.
The Facility Office and address for notices of each Telenet Additional Facility T Lender for the purposes of Clause 33.2 (Contact details) of the Credit Agreement will be that notified by each Telenet Additional Facility T Lender to the Facility Agent.

23.	For the purposes of the Term Loan T Facility and any Term Loan T Facility Loan, and notwithstanding any provision of a Finance Document to the contrary:

(a)	The following defined terms shall have the following meanings in the Finance Documents:
Luxembourg means the Grand Duchy of Luxembourg;
Luxembourg Guarantor means a Guarantor incorporated in Luxembourg; and
Luxembourg Obligor means an Obligor incorporated in Luxembourg.

(b)	Where they relate to a Luxembourg company, references in the Finance Documents to:

(i)
a winding-up, administration or dissolution includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally;

(ii)	a receiver, administrative receiver, administrator or the like includes, without limitation, a juge délégué, commissaire, juge-commissaire, liquidateur or curateur;

(iii)
a security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention and any type of real security or agreement or arrangement having a similar effect and any transfer of title by way of security; and

(iv)	a person being unable to pay its debts includes that person being in a state of cessation of payments (cessation de paiements).

(c)	Any guarantee given by any Luxembourg Guarantor does not constitute a suretyship (cautionnement) in the sense of articles 2011 and subsequent of the Luxembourg civil code.

(d)
The maximum liability of any Luxembourg Guarantor under the Finance Documents shall be limited so that the maximum amount payable by the relevant Luxembourg Guarantor for the obligations of any Obligor, which is not a direct or indirect Subsidiary of such Luxembourg Guarantor, hereunder shall at no time exceed the Maximum Amount.

Maximum Amount of any Luxembourg Guarantor means the sum of an amount equal to the aggregate (without duplication) of:

(A)
all moneys received by that Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct of indirect Subsidiaries of that Luxembourg Guarantor hereafter) as borrower under or pursuant to the Finance Documents; and

(B)
the aggregate amount of the outstanding intercompany loans made to the Luxembourg Guarantor or direct or indirect Subsidiaries of that Luxembourg Guarantor (which are direct or indirect Subsidiaries of that Luxembourg Guarantor on the date hereof or which will be direct or indirect Subsidiaries of that Luxembourg Guarantor hereafter) by other members of the Group which have been funded with moneys received by the Borrowers under the Finance Documents (the Loan Amount); and

(C)	an amount equal to 95% of the greater of:

(I)	the market value of the assets of the Luxembourg Guarantor at the time the guarantee is called less the Liabilities, other than the Loan Amount, at the time the guarantee is called; and

(II)	the market value of the assets of the Luxembourg Guarantor at the date of this Agreement less the Liabilities, other than the Loan Amount, at the time the guarantee is called.
Liabilities means all existing liabilities (other than any liabilities owed to the direct or indirect shareholders of the Luxembourg Guarantor) incurred, from time to time, by the Luxembourg Guarantor and as reflected, from time to time, in the books of the Luxembourg Guarantor.
If the Parties fail to reach an agreement as to the market value of the assets as referred to under paragraph (C) above, such market value shall be determined, at the sole costs of the Luxembourg Guarantor, by (1) an independent investment bank appointed for this purpose by the Finance Parties or (2) a Luxembourg réviseur d’entreprises appointed upon the request of any of the Finance Parties.

(e)
Telenet International Finance S. à r. l. hereby expressly accepts and confirms, for the purposes of articles 1281 and 1278 of the Luxembourg civil code, that notwithstanding any assignment, transfer and/or novation permitted under, and made in accordance with the provisions of this Agreement or the Finance Documents, the guarantee given by it guarantees all obligations of each Luxembourg Obligor (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and any security created under this Agreement or the Finance Documents shall be preserved for the benefit of any New Lender and each Luxembourg Obligor hereby accepts and confirms the aforementioned.

(f)
Qualifying Lender means a Lender which is not an individual or a residual entity within the meaning of the Luxembourg laws implementing the European Council Directive 2003/48/EC of 3 June 2003 (the "EU SD") on taxation of savings income in the form of interest payments, including notably the Luxembourg laws of 21 June 2005 implementing under Luxembourg law the EU SD and the Luxembourg law of 23 December 2005 creating a final withholding tax on certain income deriving from savings, and any entity which may fall within the scope of the EU SD as it may be amended from time to time.

24.
Without prejudice to clause 11.7 (Value added taxes) of the Credit Agreement, each Party agrees that in accordance with clause 11.7 (Value added taxes) of the Credit Agreement, any amount payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying the amount due under a Finance Document by an Obligor) an amount equal to the amount of that Tax (the Finance Party must provide an appropriate VAT invoice to the Obligor in the time frame foreseen by the Luxembourg VAT law) or, where applicable, directly account for such VAT at the appropriate rate under the reverse charge procedure provided for by the Council Directive 2006/112/EC on the common system of value added tax, as amended, and any relevant VAT provision of the jurisdiction in which the Obligor receives such supply.

25.	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

26.
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement.

Schedule 1
TELENET ADDITIONAL FACILITY T LENDERS AND TERM LOAN T FACILITY COMMITMENTS

Telenet Additional Facility T Lender	Term Loan T Facility Commitment (€)
BNP Paribas S.A.	175,000,000

Total	175,000,000

Schedule 2
CONDITIONS PRECEDENT DOCUMENTS

1.	Obligors

(a)	A copy of the articles of association of each Obligor and each Existing Security Provider.

(b)
A copy of a resolution of the board of directors of each Obligor and each Existing Security Provider approving the terms of, and the transactions contemplated by, this Agreement and any other Finance Documents to which it is, or will become, a party.

(c)
A specimen of the signature of each person authorised on behalf of an Obligor and each Existing Security Provider to execute or witness the execution of this Agreement and any other Finance Document or to sign or send any document or notice in connection with this Agreement and any other Finance Document.

(d)
An up-to-date extract from the Luxembourg Trade and Companies Register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate from a notary residing in Luxembourg.

(e)
A up-to-date negative certificate (certificat de non-inscription d'une decision judicaire) issued by the Luxembourg Trade and Companies register in respect of the Borrower or, to the extent the Borrower is not registered with the Luxembourg Trade and Companies Register, a certificate on solvency of an authorised signatory of the Borrower.

(f)	A copy of the minutes of the shareholders' meeting of each Belgian Obligor and each Belgian Existing Security Provider (except for Telenet Group Holding NV):

(i)	approving for the purposes of article 556 of the Belgian Companies Act, the terms of and transactions contemplated by this Agreement; and

(ii)
authorising named persons to fulfil the formalities with the Registry of the Commercial Court of the registered office of such Obligor or Existing Security Provider following the decision taken in accordance with the above.

(g)	A certificate of an authorised signatory of the Borrower:

(i)	confirming that utilising the Total Commitments (including the Term Loan T Facility Commitments) in full would not breach any limit binding on any Obligor; and

(ii)	certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(h)	A copy of the latest audited accounts of the Borrower.

(i)	Evidence that the agent of the Borrower under the Finance Documents for service of process in England has accepted its appointment.

(j)	Evidence required by the Finance Parties for the purpose of any applicable money laundering regulations.

2.	Legal opinions

(a)	A legal opinion of Allen & Overy LLP, English legal advisers to the Facility Agent, addressed to the Finance Parties.

(b)	A legal opinion of Allen & Overy LLP, Belgian legal advisers to the Facility Agent, addressed to the Finance Parties.

(c)	A legal opinion of Allen & Overy Luxembourg, Luxembourg legal advisers to the Facility Agent, addressed to the Finance Parties.

SIGNATORIES
AGENTS
THE BANK OF NOVA SCOTIA as Facility Agent
By:    Authorized Signatory

KBC BANK NV as Security Agent
By:    Authorized Signatory

BORROWER
TELENET INTERNATIONAL FINANCE S. À R. L.
By:    Authorized Signatory

GUARANTORS

TELENET NV
By:    Authorized Signatory
Title:

TELENET INTERNATIONAL FINANCE S. À R. L.
By:    Authorized Signatory

EXISTING SECURITY PROVIDERS

TELENET NV
By:    Authorized Signatory
Title:

TELENET GROUP HOLDING NV
By:    Authorized Signatory
Title:

TELENET VLAANDEREN NV
By:    Authorized Signatory        By:    Authorized Signatory
Title:                    Title:

TELENET ADDITIONAL FACILITY T LENDERS

BNP PARIBAS S.A.
By:     Authorized Signatory